UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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BROADWIND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Broadwind Sends Letter to Shareholders Clarifying Attempts by WM Argyle to Mislead Shareholders

Broadwind Sets the Record Straight Regarding WM Argyle’s False Narratives and Mischaracterizations

Board Urges Shareholders to Vote on the WHITE Proxy Card “FOR” Broadwind’s Director Nominees

CICERO, Ill., May 09, 2023 (GLOBE NEWSWIRE) -- Broadwind, Inc. (Nasdaq: BWEN, or the “Company”), has sent a letter to shareholders in connection with its upcoming annual meeting, which is scheduled to be held on May 23, 2023 (the “2023 Annual Meeting”). The full text of the letter follows.

May 9, 2023

Dear Shareholder,

You have likely received proxy vote solicitation materials from WM Argyle Fund, LLC (“WM Argyle”), an activist hedge fund that owns 1% of Broadwind, Inc.’s (“Broadwind” or the “Company”) outstanding common stock. Our Board of Directors (the “Board”) urges you not to sign, return or vote any proxy card sent to you by WM Argyle, and instead recommends you vote to support Broadwind’s directors on the Company’s WHITE proxy card.

Broadwind strongly believes that WM Argyle’s opportunistic campaign for Board representation puts shareholder value at risk. Unfortunately, WM Argyle dismisses the hard work Broadwind employees have done to position the Company for success – efforts that are working, as shown by our recent strong stock price performance and key strategic wins. We believe shareholders should be very concerned that WM Argyle is manipulating facts about the directors and officers of Broadwind to hide WM Argyle’s candidates’ total lack of qualifications to serve on the Board.

Here are just a few examples of WM Argyle’s materially false and misleading statements. We encourage shareholders to see these statements for what we believe they are: the blatant efforts of an unqualified opportunistic hedge fund seeking to deceive its fellow investors for personal gain.

●

WM Argyle claims that its candidate Ryan Bogenschneider’s experience includes “working with the BWEN board in 2016.” This is false. Broadwind never hired Mr. Bogenschneider in any capacity. He submitted a self-enriching consulting proposal with demands for fees and stock, which the Board rejected due to his lack of qualifications and credibility.

He has not worked at any company in over a decade other than WM Argyle, where he is “CEO” of a fund with no employees that only owns Broadwind stock, and his own private consulting firm that lacks a website and known client list.

●

WM Argyle claims the Board’s Chairman Cary Wood was terminated from his CEO role at Sparton Corp. and that Board member Tom Wagner led the development of a wind turbine product that failed to perform. This is false. The fact that WM Argyle would publish false and disparaging statements in public filings speaks volumes about its lack of judgement, character and willingness to defame respected public company executives.

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WM Argyle claims Broadwind is not prioritizing the use of NOL tax benefits, and that there is a “high likelihood the tax benefits of these NOL’s [sic] will be wasted.” This is false. The reality is that Broadwind is on a pathway back to profitability that will help the Company to realize these tax benefits. The multi-year strategic turnaround we have executed has positioned the Company for growth and profitability, as evidenced by Broadwind’s most recent guidance that projects adjusted EBITDA will grow to $16 – $18 million in 2023, over six times the 2022 results.

●

WM Argyle claims Broadwind’s directors are overpaid. This is false. The reality is that our Board compensation is less than the 25th percentile of directors at similar companies. The Board kept Board pay far lower than the market for years as part of a concerted plan to manage expenses and preserve liquidity during the downturn.

●

WM Argyle claims its candidates have the experience and skills needed to serve on the Board. This is false. The reality is that they do not. They have never led a manufacturing company, or even an operating division of a manufacturing company. They also have no board experience. They lack the knowledge and qualifications required to lead the business during its next chapter of growth. Shareholders deserve directors that will represent their interests, who can monitor risks and opportunities to protect your investment and create value for shareholders. We believe WM Argyle’s candidates simply cannot offer that.

We urge shareholders to see through WM Argyle’s false and misleading statements. WM Argyle’s candidates have never served in senior-level operational roles for a very good reason in our view: they are wholly unqualified.

WM Argyle has demanded short-sighted and reckless cost cuts, including cuts to our labor force, to increase short-term profits at the expense of long-term value creation. The Board has made strategic decisions to preserve skilled labor and manufacturing capacity during the downturn, so that Broadwind would be among the first to benefit from a rebound in demand entering a cyclical recovery. This strategy is working, and we are well-positioned to capitalize on the opportunities ahead of us.

WM Argyle’s campaign to replace directors is – in our view – a serious risk to shareholder value. At this year’s annual meeting, we urge shareholders to support your Board and to vote for Broadwind’s directors on the WHITE proxy card.

Sincerely,

The Board of Directors

YOUR VOTE IS IMPORTANT

VOTE “FOR” BROADWIND’S DIRECTOR NOMINEES ON THE WHITE PROXY CARD TODAY

If you have any questions or require any assistance with respect to voting your shares, please contact the Company's proxy solicitor, Morrow Sodali LLC:

509 Madison Avenue Suite 1206

New York, New York 10022

Shareholders Call Toll Free: (800) 662-5200

Banks, Brokers, Trustees and Other Nominees Call Collect: (203) 658-9400

Email: BWEN@investor.MorrowSodali.com

CORPORATE CONTACT

Noel Ryan, IRC

BWEN@val-adv.com

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with its upcoming 2023 Annual Meeting. The Company filed its definitive proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on April 7, 2023 in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2023 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.bwen.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 9, 2023. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website atwww.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.bwen.com.